Exhibit 2.1

CERTIFICATE OF FORMATION

OF

CASA SHARES ASSETS, LLC

THE UNDERSIGNED, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, Chapter 18, Title 6 of the Delaware Code, as amended, does hereby certify as follows:

1. Name. The name of the limited liability company formed hereby is Casa Shares Assets, LLC (the “Company”).

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 108 W. 13th Street, Suite 100, Wilmington, DE 19801 in the County of New Castle. The name of its registered agent at such address is Vcorp Agent Services, Inc.

3. Series. The Company may establish one or more designated series of members, managers, limited liability company interests or assets. Any such series may have separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and any such series may have a separate business purpose or investment objective. Notice is hereby given that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement of the Company, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 14th day of July 2023.

By:	/s/ Mirza Beg
Name:	Mirza Beg
Title:	President and Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:41AM 07/17/2023
FILED 09:41AM 07/17/2023
SR 20233005830 - FileNumber 7570418